Exhibit 99.1

Connecture, Inc. Acquires Leading Benefits Technology Company ConnectedHealth

Purchase enables the creation of a complete end-to-end SAAS solution to drive stronger engagement and deliver greater health and financial security for consumers

BROOKFIELD, Wis. — June 7, 2016 — Connecture, Inc. (NASDAQ: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced its purchase of Chicago-based ConnectedHealth, LLC, a leading benefits technology company with a platform that makes it easier for consumers and employees to shop for personalized health insurance and related benefits online. The acquisition enables Connecture to create one end-to-end solution to strengthen consumer and employee engagement throughout the benefit decision-making process.

The companies bring together complementary technology platforms and capabilities, enabling Connecture to address current gaps in the market to better support customers. This new functionality will allow consumers and employees to make faster, better choices about their benefits based on their individual needs.

“We’re very enthusiastic about the synergies between our two organizations and the ability we now have to deliver a full end-to-end engagement solution, which has been missing in today’s benefits marketplace,” said Jeff Surges, Connecture’s CEO. “Together, we will offer a comprehensive solution, featuring robust benefits administration tools, that meets the changing needs of anyone involved in providing benefits to employee and consumers, regardless of their size or organizational complexity.”

As part of the transaction, key ConnectedHealth executives John Fiacco and Joe Donlan will join the Connecture management team. “We’re excited about joining the Connecture team because the fit between our two organizations is exceptional and we know we will be able to bring even greater value to our customers,” added John Fiacco, ConnectedHealth’s CEO and Chairman of the Private Exchange Coalition industry association. “It allows us to continue the important work of helping people gain a holistic view of their benefit portfolios, while opening the doors to new opportunities with employers, brokers and health plans alike.”

Mr. Fiacco will join Connecture’s corporate strategy team as Senior Vice President of Corporate and Business Development. Mr. Donlan will join Connecture as Senior Vice President and Broker Solutions Leader.

About Connecture

Connecture (NASDAQ:CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

About ConnectedHealth

ConnectedHealth is a benefits technology company with a platform that makes it easier for consumers and employees to shop for personalized insurance benefits online. ConnectedHealth’s award-winning e-commerce platform helps businesses control costs and supports their entire workforce in protecting their health and financial security.

Media Contact:

Carolyn Edwards

ReviveHealth

Ph. 615-760-3681

ce@thinkrevivehealth.com

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